Exhibit 10.2
Performance Stock Unit Award Metrics for 2023

On February 8, 2023, the Compensation, Talent and Culture Committee of the Board of Directors of the Company approved the specific criteria to be used for purposes of determining any future stock unit ("PSU") final awards for the 2023-2025 performance period for participants, including executive officers, under the Company’s shareholder-approved 2018 Long-Term Incentive Plan (filed as Exhibit 4.1 to Registration Statement No. 333-226348).

A PSU grant is a target opportunity with a three-year performance period (2023-2025), after which the Compensation, Talent and Culture Committee will determine the final award, which could range between 0% and 200% of the target opportunity, based on the relative Total Shareholder Return of Ford’s common stock compared to a peer group of companies over the three-year performance period.